Exhibit 99.1

Q2 2010 Selected Operating and Financial Results

Unitymedia Continues Advanced Services Growth

Cologne, Germany — August 4, 2010.  Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany today provides selected, preliminary unaudited financial and operating information for the three and six months ended June 30, 2010. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Unitymedia website (www.unitymedia.de) as well as to the Liberty Global website (www.lgi.com). In addition, Unitymedia’s unaudited financial statements with the accompanying notes are expected to be posted to both websites prior to the end of August 2010.

Financial and operating highlights for the three months (“Q2”) ended June 30, 2010 as compared to the results for the same period last year (unless noted) include:

Cable Operating Performance and Highlights*:

•                  Total RGUs increased by 6% or 313,000 over the last twelve months to 5.9 million, of which 72,000 were added in Q2

•                  Advanced services subscriptions, consisting of digital cable, internet and telephony, grew by 25% or 565,000 over the last twelve months to 2.8 million RGUs

•                  Telephony and internet RGUs increased 39% and 37%, respectively

•                  During Q2 2010, 74% of all new internet additions took Unity3play

•                  Digital penetration increased to 32% from 28%

•                  Both internet and telephony penetration are at 8% of two-way homes passed, up from 6%

•                  High definition TV set-top box launched in May

•                  New broadband bundles and pricing introduced in June demonstrating Unitymedia´s speed advantage over DSL and bundling capabilities of video, internet and voice

Cable Financial Results*:

•                  Cable revenue growth up 3% to €231 million during Q2 2010 and 4% to €459 million during the first half of 2010, with blended ARPU per customer increasing 6% to €14.84 per customer in Q2

•                  Cable Adjusted EBITDA increased from €115 million to €137 million during Q2 2010 and from €229 million to €260 million during the first half of 2010, primarily resulting from the aggregate positive impact of certain one-off adjustments, as further described under Adjusted EBITDA

•                  Excluding the aforementioned one-off adjustments, Cable Adjusted EBITDA would have increased 5% during Q2 2010 and 9% during the first half of 2010.

•                  Cable capital expenditures decreased modestly from 29% to 28% of cable revenue

*   For definitions and reconciliations of certain financial and subscriber metrics please see pages 9-12.

Unitymedia Operating Statistics Summary

Unitymedia Cable

	June 30,		%
(in’000s unless otherwise noted)	2010	2009	Change

Footprint
Homes Passed(1)	8,817	8,744	1%
Two-Way Homes Passed(2)	8,188	7,690	6%

Subscribers (RGUs(3))
Analog Cable(4)	3,053	3,306	(8)%
Digital Cable(5)	1,455	1,265	15%
Total Video	4,508	4,570	(1)%
Internet(6)	682	499	37%
Telephony(7)	682	490	39%
Total RGUs	5,872	5,559	6%

Quarterly RGU Net Additions
Analog Cable	(56)	(67)	16%
Digital Cable	41	60	(32)%
Total Video	(15)	(7)	(114)%
Internet	43	58	(26)%
Telephony	44	62	(29)%
Total RGU Net Additions	72	113	(35)%

Penetration
Digital Cable as % of Total Video Subscribers(8)	32.3%	27.7%	5	pp
Internet as % of Two-Way Homes Passed(9)	8.3%	6.5%	2	pp
Telephony as % of Two-Way Homes Passed(9)	8.3%	6.4%	2	pp

Customer Relationships
Customer Relationships(10)	4,562	4,570	0%
RGUs per Customer Relationship	1.29	1.22	6%

ARPU (€)(11)
Blended Q2 ARPU per Customer Relationship	14.84	14.06	6%

Note: Minor differences in figures throughout this document are due to rounding. For footnote disclosure please refer to page 11.

Subscriber Statistics

Following the acquisition by Liberty Global, we changed the manner of accounting for our video and internet subscriber base as of Q1 2010. Prior period figures have been adjusted to conform to the new subscriber policies and further adjustments to our subscriber counting policies are possible in future periods as we continue the integration process with Liberty Global.

At June 30, 2010, we had 5.872 million RGUs, reflecting an increase of 6%, as compared to our 5.559 million RGUs at June 30, 2009. This increase in RGUs was due to growth in our advanced services, consisting of digital cable, internet and telephony, which grew 25% from 2.254 million as of June 30, 2009 to 2.819 million as of June 30, 2010. This growth resulted in part from a combination of our high value product offerings and consumer demand for our triple-play services. In the second quarter 2010, we achieved RGU net additions of 72,000 as compared to 113,000 in the respective quarter of last year. This year-on-year decrease was primarily related to lower internet, telephony and digital video net additions as the prior year period was positively impacted by our first DSL switcher campaign and the related strong take-up of our Unity3play bundles, consisting of broadband internet, telephony and digital video. At June 30, 2010, advanced services represented 48% of our total RGU base, as compared to 41% at June 30, 2009.

We finished the three months ended June 30, 2010 with 682,000 each for internet and telephony RGUs. As compared to June 30, 2009, our internet RGUs increased by 183,000 or 37% and our telephony RGUs increased by 192,000 or 39%. Our internet and telephony RGU growth has been driven primarily by the strong take-up of Unity3play services, which offers the consumer a bundled offering consisting of digital basic cable programming, internet and telephony services. Over 95% of our internet additions in the quarter also subscribed to our telephony service, whereas 74% of internet additions added in the quarter opted for our Unity3play bundles including digital TV.

Our video subscriber base at June 30, 2010 totaled 4.508 million RGUs, consisting of 3.053 million analog and 1.455 million digital subscribers. Over the last twelve months, our total video base declined by 1% or 62,000 RGUs, primarily as a result of the competitive environment and previous price increases in our single and multi-user bases. The decrease in our analog video customer base was partially offset by adding 190,000 digital video households, of which 41,000 were added in the second quarter of 2010. This increase in digital RGUs has been driven by the ongoing conversion of analog cable subscriptions into digital as well as continued strong take-up of Unity3play, positioning us for further upsell of our digital base into higher value pay TV subscriptions. As a result, our digital video penetration at June 30, 2010 was 32%, up from 28% at June 30, 2009.

In the last twelve months, we have increased our RGUs per customer relationship by 6% to 1.29x at June 30, 2010 from 1.22x at June 30, 2009. Over the same period, our blended ARPU per cable customer relationship has increased by 6% to €14.84 for the three months ended June 30, 2010, as compared to €14.06 for the three months ended June 30, 2009.

Strategy and Products

A key component of our business strategy is to increase the penetration of our advanced services by providing our customers with a compelling value proposition through our bundled product offerings and enhanced digital video functionality and content. As a result, one of our objectives is to increase our ARPU per customer through a combination of migrating our largely single-play analog cable customers to digital video and upselling our customers to our Unity3play services, as customers increasingly recognize the value of our bundled products. As part of our business strategy, we are accelerating the roll-out of next-generation high-speed internet, using EuroDOCSIS 3.0 technology, as well as high definition (HD) television services. In May 2010, we introduced our new HD set-top box in advance of the football world championship to demonstrate the attractiveness of our cable network and further enhance our customers´ TV viewing experience. Additionally, we expanded our bundled Unity3play offerings in June. With the new triple play bundle structure, we emphasize our speed advantage over DSL as well as our TV competence, for example, bundling a 32 Mbps or 64 Mbps (in EuroDOCSIS 3.0 enabled clusters) high-speed internet connection, national flat rate fixed-line telephony, the new HD box as well as all four basic tier pay TV packages. These bundles are being offered at compelling price points of €35 per month in the first year of the two year contract period.

Unitymedia Preliminary Unaudited EU-IFRS* Selected Financials for the Three and Six Months Ended June 30, 2010 and 2009

	Three months ended June 30,		%
(in €m, unless otherwise noted)	2010	2009	Change

Revenue(12)
Unitymedia Cable	231.1	224.5	3%
arena	4.3	87.1	N.M.
Consolidated	235.5	311.6	(24)%

Adjusted EBITDA(13)
Unitymedia Cable	136.6	115.1	19%
arena	7.4	(5.0)	N.M.
Consolidated	144.0	110.2	31%

Capital Expenditures(14)
Unitymedia Cable	63.6	64.5	(1)%
arena	—	0.1	N.M.
Consolidated	63.6	64.6	(2)%

Key Financial Metrics for Unitymedia Cable
Cable Adjusted EBITDA Margin(15)	59.1%	51.3%	8	pp
Cable CapEx as % of Cable Revenue	27.5%	28.7%	(1	)pp

	Six months ended June 30,		%
(in €m, unless otherwise noted)	2010	2009	Change

Revenue(12)
Unitymedia Cable	458.7	441.6	4%
arena	7.7	166.7	N.M.
Consolidated	466.4	608.2	(23)%

Adjusted EBITDA(13)
Unitymedia Cable	260.1	229.2	14%
arena	8.4	5.0	N.M.
Consolidated	268.5	234.2	15%

Capital Expenditures(14)
Unitymedia Cable	116.1	128.4	(10)%
arena	—	0.4	N.M.
Consolidated	116.1	128.8	(10)%

Key Financial Metrics for Unitymedia Cable
Cable Adjusted EBITDA Margin(15)	56.7%	51.9%	5	pp
Cable CapEx as % of Cable Revenue	25.3%	29.1%	(4	)pp

* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

N.M. — Not meaningful

Revenue

For the three months ended June 30, 2010, cable revenue amounted to €231 million, reflecting an increase of 3%, as compared to €225 million for the quarter ended June 30, 2009. Cable revenue for the six months ended June 30, 2010 came in at €459 million, up 4% versus the respective period of 2009. The increase in both periods was primarily due to an increase in revenue from our advanced services, as we continued to experience strong demand for our lead consumer product, Unity3play, and our other digital video and broadband product offerings. These were partially offset by the impact of the June 30, 2009 discontinuation of retailing Bundesliga programming in the digital cable business and basic video subscriber churn resulting in part from previous price increases.

For the three months and six months ended June 30, 2010, arena generated revenue of €4 million and €8 million, as compared to €87 million and €167 million for the three and six months ended June 30, 2009. The decrease in revenue in both periods was primarily due to the discontinuation of Premiere share revenue recognition and sublicense fees from Premiere, as the underlying Bundesliga sublicense agreement with Premiere expired on June 30, 2009, as well as lower subscription revenue. The arena segment will not provide any material revenue contribution going forward as the Company has decided to discontinue arena´s operations as of September 30, 2010 given the non-core status of the arenaSAT platform. As a result, we expect to begin reporting arena as a discontinued operation in our third quarter 2010 reporting.

Adjusted EBITDA

During the second quarter of 2010, our policies for the capitalization of property and equipment were conformed to LGI’s policies.  As a result, we have retrospectively restated our consolidated financial statements to give effect to these revised policies effective January 1, 2008, and the impact of such restatement has been reflected in the applicable periods presented in this release. The revised policies, which generally involve the capitalization of costs associated with the replacement of portions of our network, resulted in a €3 million decrease to our operating expenses during each of the three months ended June 30, 2010 and 2009. As part of its full financial statements to be posted prior to the end of August 2010, the Company intends to provide a quarterly overview of certain historically reported operating and financial data under the new capitalization policies.

On this basis, Cable Adjusted EBITDA for the three months and six months ended June 30, 2010, was €137 million and €260 million respectively, reflecting an increase of 19% and 14% as compared to the corresponding prior year periods. Key drivers for this growth in both periods included (i) the aggregate positive impacts of certain one-off adjustments of €15.4 million and €10.7 million, respectively, as further described below, (ii) the increased take-up of our advanced services and (iii) the January 1, 2010 price increase in selected segments of our multi-dwelling unit video customer base.  The one-off adjustments mentioned above include (i) a €10.9 million positive impact during Q2 2010 associated with the favorable 2010 settlement of certain operational contingencies and (ii) a €4.5 million negative impact during the second quarter of 2009 associated with an accrual that was recorded to provide for one of these contingencies.  The lower impact of one-off adjustments on the six-month comparison is primarily attributable to the offsetting impact of the aforementioned Q2 2009 negative one-off adjustment and a positive one-off accrual release recorded during the first quarter of 2009.  The Cable Adjusted EBITDA increase was partially offset by higher costs to service our RGU base, such as costs related to interconnection. Our Cable Adjusted EBITDA margin in the second quarter of 2010 was 59.1%, as compared to 51.3% in the respective period of 2009.

This year-over-year margin improvement was primarily due to the one-off release of accruals, lower programming expenses following the discontinuation of Bundesliga programming and the January 1, 2010 price increase in selected segments of our multi-dwelling unit video customer base.

Excluding the aforementioned one-off effects, our Cable Adjusted EBITDA for the three and six months ended June 30, 2010 would have increased 5% and 9%, respectively. As a result, Cable Adjusted EBITDA margin would have increased from 53.3% and 52.0% in the three and six months ended June 30, 2009 to 54.4% and 54.5% in the respective periods in 2010.

Capital Expenditures

Capital expenditures for Unitymedia´s cable business decreased from €65 million for the three months ended June 30, 2009 to €64 million for the three months ended June 30, 2010, whereas capital expenditures related to the cable business for the six months ended June 30, 2009 decreased from €128 million to €116 million for the six months ended June 30, 2010. Key drivers for the year-to-date decrease were a lower volume of network backbone two-way upgrades and lower capitalized subscriber acquisition costs, partially offset by expenditures for upgrading the backbone for EuroDOCSIS 3.0 capability. As mentioned in the Adjusted EBITDA section above, our capital expenditure figures reflect changes to our policies for the capitalization of property and equipment such that costs associated with the replacement of portions of our network are now capitalized. For the three months ended June 30, 2010, capital expenditures were 28% of cable revenue. As of June 30, 2010, the network was 93% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. Of these two-way upgraded homes passed, approximately 24% were EuroDOCSIS 3.0 ready at June 30, 2010. In line with our strategy of offering our customers competitive broadband services at very high speeds we plan to have approximately 80% of our two-way homes passed upgraded to the EuroDOCSIS 3.0 standard by the end of 2010.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of June 30, 2010:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in € millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	689.4	(16)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0	(17)

The following table provides a reconciliation of our consolidated third-party financial debt and finance lease obligations to the EU-IFRS balance sheet value as of the indicated periods:

	June 30, 2010	December 31, 2009
	in € millions
Existing Debt Prior to Closing of Liberty Global Acquisition	—	1,699.1	(18)
Revolving Credit Facility, of which drawn	80.0	—
Euro Senior Secured Notes due 2017, net of issuance discount	1,400.9	—
USD Senior Secured Notes due 2017, net of issuance discount	676.7	—
Senior Notes due 2019, net of issuance discount	650.0	—
Finance Lease Obligations	3.4	3.2
Subtotal Amount of Third-Party Financial Debt and Finance Lease Obligations	2,811.0	1,702.3

Accrued Interest and Capitalized Transaction Costs	(20.7)	(12.3)
Third-Party Financial Debt and Finance Lease Obligations per EU-IFRS Balance Sheet	2,790.3	1,690.0

Cash and cash equivalents	(81.0)	(185.0)
Net Debt(19)	2,709.3	1,505.0

Subsequent Events

In July 2010, we reached a settlement agreement with Sky Deutschland (“Sky” — formerly Premiere) on the arbitration proceedings against arena, Unitymedia NRW and Unitymedia Hessen initiated by Sky in September 2009. In return for a settlement payment by Unitymedia, Sky has abandoned its claims previously made against Unitymedia.

About Unitymedia

Unitymedia is the second largest cable operator in Germany and a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of June 30, 2010, Unitymedia had approximately 4.508 million video subscribers (including 1.455 million digital video RGUs), 682,000 internet RGUs and 682,000 telephony RGUs over a broadband communications network that passed approximately 8.8 million homes. More information on Unitymedia can be found at http://www.unitymedia.de.

Unitymedia is a subsidiary of Liberty Global. Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to increase ARPU per customer through bundling of advanced services; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited consolidated financial statements for the three months ended June 30, 2010 prior to the end of August 2010, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”) while the financial figures contained in this release are prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations — Unitymedia		Corporate Communications — Unitymedia
Mario Wilhelm	+49 221.37792.196	Katrin Köster	+49 221.37792.159
Christian Fangmann	+49 221.37792.151

Investor Relations — Liberty Global
Christopher Noyes	+1 303.220.6693
Molly Bruce	+1 303.220.4202
K.C. Dolan	+1 303.220.6686

Key Financial Overview and Reconciliations for the Three and Six Months Ended June 30, 2010 and 2009

Three Months Ended June 30, 2010
(in €m)	Cable	arena	Consolidated

Revenue	231.1	4.3	235.5

Reportable Segment Adjusted EBITDA	136.6	7.4	144.0

Restructuring Costs and Gains on Disposal of Long Lived Assets	(0.6)	(0.3)	(0.8)
Related Party Fees and Allocations(20)	(5.5)	(0.4)	(5.8)
Reportable Segment EBITDA	130.6	6.8	137.4

Depreciation and Amortization	(70.4)	(0.2)	(70.6)
Reportable Segment EBIT	60.2	6.6	66.8

Net Financial Result	(2.2)	(0.2)	(2.4)
Income Tax Expenses	(22.4)	(0.7)	(23.1)
Profit for the Period	35.6	5.8	41.3

Capital Expenditures (“CapEx”)	63.6	—	63.6

Adjusted EBITDA Margin	59.1%	N.M.	61.1%
CapEx as % of Revenue	27.5%	N.M.	27.0%

Three Months Ended June 30, 2009
(in €m)	Cable	arena	Consolidated

Revenue	224.5	87.1	311.6

Reportable Segment Adjusted EBITDA	115.1	(5.0)	110.2

Expenses Related to Business Acquisitions	(0.1)	—	(0.1)
Stock-Based Payments	(0.5)	—	(0.5)
Reportable Segment EBITDA	114.6	(5.0)	109.6

Depreciation and Amortization	(72.3)	(0.7)	(73.0)
Reportable Segment EBIT	42.3	(5.7)	36.6

Net Financial Result	(23.4)	0.2	(23.2)
Income Tax Expenses	(9.3)	(3.5)	(12.8)
Profit for the Period	9.6	(9.0)	0.6

Capital Expenditures	64.5	0.1	64.6

Adjusted EBITDA Margin	51.3%	N.M.	35.4%
CapEx as % of Revenue	28.7%	N.M.	20.7%

Six Months Ended June 30, 2010
(in €m)	Cable	arena	Consolidated

Revenue	458.7	7.7	466.4

Reportable Segment Adjusted EBITDA	260.1	8.4	268.5

Restructuring Costs and Gains on Disposal of Long Lived Assets	(0.6)	(0.2)	(0.8)
Share Based Payments	(7.3)	—	(7.3)
Related Party Fees and Allocations(21)	(11.3)	(0.4)	(11.6)
Reportable Segment EBITDA	241.0	7.8	248.8

Depreciation and Amortization	(141.0)	(0.3)	(141.3)
Reportable Segment EBIT	100.0	7.5	107.5

Net Financial Result	(136.9)	(0.2)	(137.1)
Income Tax Benefit (Expenses)	4.1	(1.1)	3.0
Profit (Loss) for the Period	(32.9)	6.3	(26.6)

Capital Expenditures (“CapEx”)	116.1	—	116.1

Adjusted EBITDA Margin	56.7%	N.M.	57.6%
CapEx as % of Revenue	25.3%	N.M.	24.9%

Six Months Ended June 30, 2009
(in €m)	Cable	arena	Consolidated

Revenue	441.6	166.7	608.2

Reportable Segment Adjusted EBITDA	229.2	5.0	234.2

Expenses Related to Business Acquisitions	(0.2)	—	(0.2)
Stock-Based Payments	(0.9)	—	(0.9)
Reportable Segment EBITDA	228.2	5.0	233.1

Depreciation and Amortization	(141.0)	(1.4)	(142.4)
Reportable Segment EBIT	87.2	3.6	90.7

Net Financial Result	(56.5)	0.9	(55.5)
Income Tax Expenses	(15.5)	(4.7)	(20.2)
Profit (Loss) for the Period	15.2	(0.2)	15.0

Capital Expenditures	128.4	0.4	128.8

Adjusted EBITDA Margin	51.9%	N.M.	38.5%
CapEx as % of Revenue	29.1%	N.M.	21.2%

Footnotes

(1)                      Homes Passed are homes or residential multiple dwelling units that can be connected to our cable network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)                      Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet services and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)                      Revenue Generating Unit (“RGU”) is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(4)                      Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network. Beginning in Q2 2009, Analog Cable Subscribers include customers in multiple dwelling units that subscribe to our video services without an underlying contract through the landlord.

(5)                      Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(6)                      Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of Q2 2010, our Internet Subscribers include approximately 5,000 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(7)                      Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(8)                      Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(9)                      Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(10)                Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe.  Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships. Beginning Q1 2010 we also include subscribers not taking a video service but subscribing to our internet and/or telephony services. As of Q2 2010, we had approximately 54,000 of these customers.

(11)                ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period. ARPU per Customer Relationship for Q2 2010 includes approximately 54,000 subscribers not taking a video service but subscribing to our internet and/or telephony services while ARPU per Customer Relationship for prior periods exclude such subscribers.

(12)                Beginning Q1 2010, revenue for Unitymedia Cable includes subscription revenues, carriage fees, interconnection fees, installation fees and other revenue (including dunning fees, call center call charges and other revenue), whereas in prior periods dunning fees were included under Other Income. Prior period figures have been adjusted to conform to the revised definition. For arena, revenue primarily includes subscription revenue in Q1 2010 and also included sublicense revenue and Premiere share revenue recognition until Q2 2009, as the underlying Bundesliga sublicense agreement with Premiere expired on June 30, 2009.

(13)                Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Operating charges or credits related to acquisitions or divestures are defined as (i) gains and losses on the disposition of long-lived assets and (ii) direct acquisition costs such as third party due diligence, legal and advisory costs. Our management believes Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should not replace the measures in accordance with EU-IFRS as an indicator of the company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. A reconciliation of segment Adjusted EBITDA to our net profit/(loss) is presented on page 9.

(14)                Capital expenditures (“CapEx”) consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement, and do not include financial assets. H1 2009 Cable CapEx excludes €8 million for the acquisition of third party cable networks.

(15)                We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)                Based on a USD/EUR exchange rate of 1.3602 per debt push down on March 2, 2010 and including foreign exchange gains as per June 30, 2010.

(17)                Nominal amount of €80 million, which was fully drawn as of June 30, 2010.

(18)                Net of €251 million repurchased but not retired FRNs.

(19)                Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(20)                Represents non-cash charge from parent for general support and administration services rendered.